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Exhibit 12.1

ADC Telecommunications
Ratio of Earnings to Fixed Charges
Instructions to Paragraph 503(d)—SEC Handbook

	Six Months Ended April 30		Fiscal Year Ended October 31
	2003	2002	2002	2001	2000	1999	1998	Source:
Earnings
Income (loss) before income taxes	$(70.9)	$(202.9)	$(882.2)	$(1,920.7)	$1,460.4	$134.9	$322.3	10-K 11-year Summary (10-Q)
ADD
+ Adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees.	—	2.6	2.6	9.7	—	—	—	Note 7 2002 Annual Report
+ Fixed Charges	1.0	6.7	9.6	8.8	4.1	7.7	0.8	From below
+ Distributed income of equity investees	—	—	—	—	—	—	—
+ ADC's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—	Zeev Rom: G-Connect entity is not material enough

Sub-total	(69.9)	(193.6)	(870.0)	(1,902.2)	1,464.5	142.6	323.1
SUBTRACT
- Interest Capitalized	—	—	—	—	—	—	—	No interest capitalized
- Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—	Confirmed with B. Crary & M. Bragg of Tax
- Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—	Not applicable

Sub-total	—	—	—	—	—	—	—

Total Earnings	$(69.9)	$(193.6)	$(870.0)	$(1,902.2)	$1,464.5	$142.6	$323.1

Fixed Charges
Interest Expensed	$0.4	$3.9	$4.0	$8.8	$4.1	$7.7	$0.8	Annual Report: Other Fin'l Stmt Data; 10-Qs
Interest Capitalized	—	—	—	—	—	—	—	No interest capitalized
Amortized premiums, discounts & capitalized expenses related to indebtedness	—	—	—	—	—	—	—	N/A until Q3 FY 2003
Interest Within Rental Expense—WHQ Synth Lease	0.6	2.8	5.6	—	—	—	—	CC 10136 Rent Expense A/C #687731
Preference Security Dividend Requirements	—	—	—	—	—	—	—	Confirmed with B. Crary & M. Bragg of Tax

Total Fixed Charges	$1.0	$6.7	$9.6	$8.8	$4.1	$7.7	$0.8

Ratio of Earnings to Fixed Charges	(69.9)	(28.9)	(90.6)	(216.2)	357.2	18.5	403.9
Deficiency of Earnings to Fixed Charges	$70.9	$200.3	$879.6	$1,911.0

	Q1/Q2	Q3/Q3	Total
CC 10105 Corp Mpls Non Operating	1,317,122	267,007	1,584,129
CC 10262 ADC Receivable Corp1	4,990,751	(543,516)	4,447,235
"IS" Node "IS" Node	523,095	55,120	578,215
"BIA" Node	1,133,442	407,965	1,541,407
Corp Elim Entry	(4,103,009)	(58,626)	(4,161,635)	Entry made in Q3, but applied to Q2
Other	—	17,415	17,415

	3,861,401	145,365	4,006,766
	$3.9

Presented on preceeding page as Int Exp for 6 months ended April 30, 2002

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  Exhibit 12.1